EXHIBIT 3.12

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FACTSET RESEARCH SYSTEMS INC.

        WE, THE UNDERSIGNED, PHILIP A. HADLEY AND ERNEST S. WONG, being the Chairman of the Board of Directors and Chief Executive Officer and Secretary, respectively, of FACTSET RESEARCH SYSTEMS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) do hereby CERTIFY as follows:

        1.    The name of the corporation is FACTSET RESEARCH SYSTEMS INC.

        2.    The Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Article “FOURTH” in its entirety and substituting in lieu thereof the following:

               FOURTH:   The Corporation shall have the authority to issue a total of one hundred and ten million (110,000,000) shares of capital stock, consisting of (i) one hundred million (100,000,000) shares of Common Stock, $.01 par value per share, and (ii) ten million (10,000,000) shares of Preferred Stock, $.01 par value per share.

        3.    The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, this Certificate has been signed and affirmed as true under penalties of perjury by the undersigned on this 13th day of September, 2001.

/s/ Philip A. Hadley
Philip A. Hadley
Chairman and
Chief Executive Officer

Attest:

/s/ Ernest S. Wong
Ernest S. Wong
Secretary